For Immediate Release
For Additional Information Contact:
Pressley A. Ridgill, Executive Vice President
Phone:  336-342-3346

           FNB Financial Services Corporation Announces 5 for 4 Stock
                        Split and Increases Cash Dividend

Reidsville, NC.--(BUSINESS WIRE)--November 24, 2003--FNB Financial Services Corporation (NASDAQ/NMS: FNBF) ("FNB"), parent of FNB Southeast, is pleased to announce a five-for-four (5:4) stock split of its common stock, effected as a 25% stock dividend, and a 7.1% increase in the quarterly cash dividend. The Board of Directors at its regularly scheduled meeting on Thursday, November 20, 2003, approved the stock split and cash dividend increase. Shareholders of record at the close of business on December 12, 2003, shall receive one additional share of FNB common stock for each four shares owned.

The purpose of this stock split is to increase the number of outstanding shares and to further create interest in and awareness of FNB's stock. Total shares outstanding will increase from 4.4 million to 5.5 million. Certificates for the new shares and any cash to be paid to shareholders in lieu of fractional shares will be issued on or about December 26, 2003. The par value of the common stock will remain at $1.00.

Ernest J. Sewell, President and Chief Executive Officer, stated, "This split is intended to improve the liquidity for FNB's common stock by making more shares available in the market place and lower the market price per share making the purchase of additional shares more affordable. Our stock has experienced a significant increase in market valuation over the past three years going from $10.00 per share at the end of 2000 to recent highs of over $22.00. We believe this split and the increased cash dividend further demonstrates our commitment to enhancing shareholder value."

In addition to the stock split, FNB's Board of Directors approved a quarterly cash dividend increase payable on December 26, 2003, to shareholders of record on December 12, 2003. On a pre-split basis the quarterly cash dividend will increase from 14 cents to 15 cents per share and on a post-split basis, the increase will be from 11.2 cents to 12 cents per share.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast; a North Carolina chartered commercial bank. FNB Southeast currently operates 18 banking offices located in North Carolina and Virginia, along with additional mortgage origination offices and a wholesale mortgage division through its subsidiary, FNB Southeast Mortgage Corporation. A second subsidiary of the bank, FNB Southeast Investment Services, Inc., provides investment services throughout the banking network. FNB Financial Services Corporation may be reached on the internet at www.fnbsoutheast.com.

Information in this press release may contain "forward looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislation and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K and its other periodic reports



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